Exhibit 23.4

CONSENT OF EXPERT

I, Patrick Garretson, hereby consent to the use of my name in connection with the references to scientific and technical information relating to mineral properties of Barrick Gold Corporation (the “Company”) in the Annual Information Form for the year ended December 31, 2017 (the “AIF”) and the related Annual Report on Form 40-F of the Company, incorporated by reference to this Registration Statement.

Yours very truly,

/s/ Patrick Garretson
Name:	Patrick Garretson
Title:	Senior Director, Life of Mine Planning
Dated:	May 1, 2018